Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 33-88590, 333-11419, 333-33647, 333-101467, 333-126785, 333-135675, 333-144334, 333-159714 and 333-176185), and in the Registration Statement (Form S-3 No. 333-97207) of Medicis Pharmaceutical Corporation of our reports dated February 27, 2012, with respect to the consolidated financial statements and schedule of Medicis Pharmaceutical Corporation and the effectiveness of internal control over financial reporting of Medicis Pharmaceutical Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2011.

/s/ Ernst & Young LLP

Phoenix, Arizona

February 27, 2012